Exhibit (10)(g)(2)

ALLTEL CORPORATION
SPECIAL ANNUAL BONUS PLAN

1.  Purpose of the Plan.  The purpose of the Alltel Corporation Special Annual Bonus Plan is to provide for the payment of special annual bonuses to eligible employees in order to encourage the continued attention and dedication of such employees to the performance of their duties for Alltel.

2.  Definitions.  The following terms used in the Plan shall have the meanings set forth below:

(a) “Administrator” shall mean the Compensation Committee of the Board.  With respect to any period during which there is no such committee, the Board shall serve as Administrator.

(b) “Alltel” shall mean Alltel Corporation, a corporation duly organized under the laws of the state of Delaware, or any successor thereto.

(c) “Board” shall mean the Board of Directors of Alltel Corporation.

(d) “CEO” shall mean the Chief Executive Officer of Alltel Corporation.

(e) “Effective Date” shall mean November 16, 2007

(f) “Eligible Employee” shall mean those full-time employees of Alltel and its Subsidiaries who are designated as eligible to participate in the Plan.

(g) “Fees” shall mean fees paid to the Sponsors as compensation for management, deal and director’s services.

(h) “Plan” shall mean this Alltel Corporation Special Annual Bonus Plan, as the same may be amended and in effect from time to time.

(i) “Special Annual Bonus” shall mean, with respect to an Eligible Employee, the annual bonus that may become payable to such Eligible Employee under the Plan.

(j) “Sponsors” shall mean TPG/GS and so long as TPG/GS collectively continues to hold, directly or indirectly, at least a 50% voting interest in Alltel, any party which succeeds to all or a part of their right of any of them to be paid Fees.

(k) “Subsidiary” means all entities, each of which is a “subsidiary” (within the meaning assigned to such term under Rule 405 under the Securities Act of 1933, as amended) of Alltel.

(l) “Termination Date” shall mean the effective date of an Employee’s termination of employment with Alltel and its Subsidiaries.

(m) “TPG/GS” shall mean TPG Partners V, L.P and GS Capital Partners VI, L.P. and their affiliates.

3.  Administration.

(a)  Authority.  The Administrator shall have full power and discretionary authority to administer the Plan in accordance with its terms, including full power and discretionary authority to construe and interpret terms of the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms and notices relating to the administration, operation or interpretation of the Plan and to make all other determinations and take all other actions necessary or advisable for the operation of the Plan.

(b)  Limitation of Liability; Indemnification.  The Administrator shall be entitled to rely upon any report or other information furnished to it by any officer or other employee of Alltel and by any independent certified public accountant, compensation consultant, legal counsel or other professional retained by any member of the Alltel to assist in the administration of the Plan.  To the maximum extent permitted by law, the Administrator shall not be liable to any person for, and Alltel shall indemnify and hold the Administrator harmless from and against any liability in respect of, any action taken or omitted in good faith in connection with its administration of the Plan.

4.  Eligibility.  The CEO shall designate the Eligible Employees for each fiscal year (the “Plan Year”) in consultation with the Administrator.    No other individual shall be eligible to participate in the Plan.

5.  Special Annual Bonuses.

(a)
Bonus Pool.  For each fiscal year of the Company commencing after the Effective Date (the “Plan Year”), the Company shall establish a bonus pool equal to 10% (the “Bonus Pool Percentage”) of Fees paid during such fiscal year to the Sponsors (the “Bonus Pool”).

(b)
Special Annual Bonus Amount.  Each Eligible Employee shall be eligible to receive pursuant to the Plan in respect of a Plan Year, no later than March 15 of the year following the end of the Plan Year, a Special Annual Bonus in cash, in an amount determined at the CEO’s discretion in consultation with the Administrator, subject to continued employment through the last day of the Plan Year (the “Special Annual Bonus”). The aggregate amounts paid as Special Annual Bonuses paid under the Plan with regard to each Plan Year shall always be equal to the amount of the Bonus Pool.

6.  Amendment and Termination.  Alltel may, in its sole discretion, with prospective or retroactive effect, by action of the Administrator, amend, alter, suspend, discontinue or terminate the Plan at any time and for any reason, with or without notice and without the consent of any employee, stockholder or other person; provided, however, that, without the consent of an

Eligible Employee, no such action shall adversely affect the right of such Eligible Employee to receive any portion of the Special Annual Bonus, previously communicated to such Employee, if any.  Notwithstanding the foregoing, (A) Alltel may not make any amendment that results in (i) a reduction of the Bonus Pool Percentage or (ii) loss of the CEO’s discretion to determine Eligible Employees or allocate the Bonus Pool and (B) the Plan may not be terminated until following the end of the last Plan Year in which the Sponsors are paid any Fees.

7.  General Provisions.

(a)  No Special Employment Rights.  Nothing contained in the Plan shall confer upon any Eligible Employee any right with respect to the continuation of such Eligible Employee’s employment by Alltel or interfere in any way with the right of Alltel at any time to terminate such employment or to increase or decrease the base salary, other compensation or benefits of such Eligible Employee or otherwise modify the terms or conditions of such Eligible Employee’s employment except as specifically provided for hereunder.

(b)  No Assignment by Eligible Employees.  Each Eligible Employee’s rights hereunder are personal and no Eligible Employee may assign or transfer any part of his or her rights or duties hereunder, or any benefits due to him or her, to any other person, except that, in the event of the Eligible Employee’s death, any benefits payable to such Eligible Employee shall be paid instead to his or her Beneficiary.

(c)  Certain Withholdings.  Alltel shall have the right to deduct from amounts otherwise payable under the Plan any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment, and any other deductions authorized by Eligible Employees.

(d)  Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and any applicable provisions of federal law.

(e)  Funding.  The Plan shall be an unfunded plan.  Special Annual Bonuses paid under the Plan shall be paid from the general assets of the Alltel.

(f)  Severability.  If any term or provision of the Plan or the application thereof to any person or circumstance is to any extent held invalid or unenforceable, the remainder of the Plan or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby, and each term and provision of the Plan will be valid and enforceable to the fullest extent permitted by law.

(h)  Construction.  The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan.  Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.